EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH 11 PERCENT INCREASE
IN REVENUE

Monett, MO. August 19, 2008 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced fiscal 2008 results. Total revenue increased 11 percent over prior fiscal year to $742.9 million, and gross profit grew 7 percent to $307.2 million. Income from continuing operations remained flat in comparison to the prior fiscal year at $105.3 million. Net income also remained flat compared to the prior fiscal year at $104.2 million.

For the quarter ended June 30, 2008, the company generated total revenue of $188.7 million compared to $180.9 million in the same quarter a year ago. Gross profit decreased to $75.7 million compared to $78.4 million in the fourth quarter of last fiscal year. Income from continuing operations decreased 14 percent to $25.3 million. Net income totaled $24.9 million, or $0.28 per diluted share, compared to $29.1 million, or $0.32 per diluted share in the same quarter a year ago.

In fiscal 2008, total revenue was $742.9 million compared to $666.5 million in fiscal 2007. Gross profit increased to $307.2 million compared to $286.8 million during last fiscal year. Income from continuing operations remained flat compared to fiscal 2007 at $105.3 million. Net income for the current year was $104.2 million, or $1.16 per diluted share, compared to $104.7 million, or $1.14 per diluted share for the prior year.

According to Jack Prim, CEO, "We are pleased to announce record revenues for the year, but obviously are not happy with the net income for the quarter or year.  License revenue fell off dramatically for the quarter compared to last year and slightly for the year which had a significant impact on both top line revenue and gross margin.  Our support and services revenue continues to grow at a very healthy pace driven by our electronic processing services which include ATM/Debit card, bill payment and remote deposit capture.  Our managers and employees continue their on-going focus on our customers while also maintaining a focus on cost control during this challenging period."

Operating Results

"We continue to develop new products and enhance the features and depth of functionality in our existing products to meet our customers' demands which also allow them to effectively compete with any financial institution. Obviously this means we have to continue to increase our spending on research and development which increased significantly for the quarter and the year, however considering the impact of the two acquisitions we completed last year this line of expense only increased organically by 5 percent for the quarter and 15 percent for the year compared to the same periods a year ago," stated Tony Wormington, President. "We believe these demands are a good sign that our customers look to us to fulfill their technology needs as we continue to focus on our primary strengths of providing the most powerful and flexible technology in the industry and our commitment to provide our clients with outstanding service."

License revenue for the fourth quarter was $18.3 million, or 10 percent of fourth quarter total revenue, compared to $24.3 million, or 13 percent of the fourth quarter total revenue a year ago. Support and service revenue increased 12 percent to $148.7 million, or 79 percent of total revenue in fourth quarter of fiscal 2008 from $132.8 million, or 73 percent of total revenue for the same period a year ago. There was strong growth in most support and service revenue components for the fourth quarter. EFT Support, which includes ATM/debit card processing, bill pay, remote capture and Check 21 transaction processing services, had the largest percentage growth of 23 percent or $6.6 million in the fourth quarter compared to the same quarter a year ago. Hardware sales in the fourth quarter of fiscal 2008 decreased 8 percent to $21.7 million, or 12 percent of total revenue, from $23.7 million, or 13 percent of total revenue in the fourth quarter of last fiscal year.

For the fiscal year 2008, license revenue decreased to $73.6 million, or 10 percent of total revenue, compared to $76.4 million, or 11 percent of total revenue a year ago. Support and service revenue contributed 78 percent of total revenue or $580.3 million of the total revenue for the current fiscal year, compared to $501.7 million, or 75 percent of total revenue for the prior fiscal year. The increase in support and service revenue is due to solid increases in every component of this revenue line for the fiscal year 2008 compared to fiscal year 2007, particularly electronic payments which had growth of $30.6 million or 29 percent during fiscal year 2008 compared to fiscal year 2007. Hardware sales for the fiscal year were $89.0 million compared to $88.3 million for the same period last year. Hardware revenue was 12 percent of total revenue for fiscal 2008 compared to 13 percent of revenue in fiscal 2007.

Cost of sales for the fourth quarter increased to $113.0 million from $102.5 million for the fourth quarter in fiscal 2007. Fourth quarter gross profit decreased 4 percent to $75.7 million with a 40 percent gross margin, compared to $78.4 million and a 43 percent gross margin for the same period a year ago.

Cost of sales for fiscal year 2008 increased 15 percent to $435.7 million from $379.7 million for fiscal year 2007. Gross profit for fiscal 2008 increased 7 percent to $307.2 million with a 41 percent gross margin, compared to $286.8 million and a 43 percent gross margin for fiscal 2007.

Gross margin on license revenue for the fourth quarter of fiscal 2008 was 87 percent compared to 91 percent a year ago for the same period. Gross margins on license revenue for fiscal 2008 and fiscal 2007 were 91 percent and 94 percent, respectively. The decrease in this gross margin is directly attributable to the sales mix of third party products delivered.

Support and service gross margin decreased to 37 percent in the fourth quarter of fiscal 2008 from 38 percent in the fourth quarter of the prior year. Support and service gross margin decreased to 37 percent in fiscal 2008 from 38 percent for fiscal 2007. Hardware gross margins were higher for the fourth quarter at 25 percent compared to 23 percent for the same quarter last year. The hardware gross margin for fiscal year 2008 was 27 percent, while fiscal year 2007 hardware gross margin was 26 percent, primarily due to sales mix.

Operating expenses increased 11 percent in the final quarter of fiscal 2008 compared to the same quarter a year ago primarily due to increased labor related costs, including an increase in headcount. Selling and marketing expenses increased 11 percent in the current year fourth quarter to $14.8 million, or 8 percent of total revenue, from $13.3 million, or 7 percent of prior year fourth quarter revenue. Research and development expenses increased 12 percent to $10.6 million, or 6 percent of total revenue, from $9.5 million, or 5 percent of total revenue, for the fourth quarter in fiscal 2007. General and administrative costs increased 11 percent in the current year fourth quarter to $11.0 million, or 6 percent of total revenue, from $9.9 million, or 5 percent of total revenue, in the fourth quarter of fiscal 2007.

Operating expenses increased 13 percent for the 2008 fiscal year to $143.0 million from $126.8 million for fiscal 2007, primarily due to employee related expenses from increased commissions on service revenue and labor related costs, including an increase in headcount. Selling and marketing expenses rose 11 percent for the current year to $55.9 million, or 8 percent of total revenue from $50.2 million, also 8 percent of total revenue, compared to a year ago. Research and development expenses increased 20 percent to $43.3 million, or 6 percent of total revenue, from $36.0 million, or 5 percent of total revenue, a year ago. General and administrative costs increased 8 percent to $43.8 million or 6 percent of revenue for the current fiscal year from $40.6 million, also 6 percent of revenue for the 2007 fiscal year.

According to Kevin Williams, CFO, "our managers did a good job of controlling our operating expenses during the year. We had a one- time write off of some fixed assets and above usual level of legal and accounting costs in the fourth quarter or the total dollar expense would have been basically flat for the quarter; and those combined with additional personnel costs and higher user group costs caused the increase for the year, compared to the prior year periods. Also, selling and marketing expense increased at approximately the same pace as revenue for the year, but considering the impact of the companies acquired during the year they only increased 5 percent and 7 percent organically for the quarter and year, respectively."

Operating income decreased 14 percent to $39.2 million, or 21 percent of fourth quarter revenue, compared to $45.7 million, or 25 percent of revenue in the fourth quarter of fiscal 2007. Operating income increased 3 percent to $164.2 million, or 22 percent of revenue, compared to $160.0 million, or 24 percent of revenue, in fiscal 2007.

Provision for income taxes decreased 21 percent in the current fourth quarter compared to the same quarter in fiscal 2007. Provision for income taxes for the current fiscal year increased 6 percent and is 36.0 percent of income before income taxes compared to 34.7 percent of income before income taxes for fiscal 2007. The effective tax rate change is due to the renewal, during fiscal 2007, of the Research and Experimentation Credit retroactive to January 1, 2006. In the fourth quarter, income from continuing operations decreased 14 percent to $25.3 million from $29.4 million a year ago. Fourth quarter net income totaled $24.9 million, or $0.28 per diluted share, compared to $29.1 million, or $0.32 per diluted share in the fourth quarter of fiscal 2007. Fiscal year 2008 income from continuing operations remained flat compared to last year at $105.3 million. Fiscal year 2008 net income totaled $104.2 million, or $1.16 per diluted share, compared to $104.7 million, or $1.14 per diluted share in the prior year.

For the fourth quarter of 2008, the bank systems and services segment revenue increased 4 percent to $156.5 million, with a gross margin of 41 percent from $150.5 million and a gross margin of 43 percent in the same quarter a year ago. The credit union systems and services segment revenue increased 6 percent to $32.2 million with a gross margin of 37 percent for the fourth quarter of 2008 from $30.4 million and a gross margin of 44 percent in the same period a year ago.

In fiscal year 2008, the bank systems and services segment revenue increased 11 percent to $616.4 million, with a gross margin of 42 percent from $555.9 million, with a gross margin of 44 percent, a year ago. The credit union systems and services segment revenue increased 14 percent to $126.5 million, with a gross margin of 41 percent, for the fiscal 2008 year, from $110.6 million, with a gross margin of 38 percent, in fiscal 2007.

Balance Sheet, Cash Flow, and Backlog Review

At June 30, 2008, cash and cash equivalents decreased to $66.6 million from $89.6 million at June 30, 2007. Trade receivables increased 2 percent, or $4.7 million, to $213.9 million compared to $209.2 million a year ago. The increase in receivables is primarily due to increased revenues. Note payable decreased slightly from $70.5 million a year ago to $70.2 million at June 30, 2008. Deferred revenue increased $11.0 million or 5 percent to $223.6 million at June 30, 2008, compared to $212.6 million a year ago. Stockholders' equity increased 1 percent to $601.5 million at June 30, 2008, compared to $598.4 million a year ago.

Backlog increased 8 percent at June 30, 2008 to $257.4 million ($63.1 million in-house and $194.3 million outsourcing) from $239.3 million ($68.1 million in-house and $171.2 million outsourcing) at June 30, 2007. Backlog increased 3 percent when compared to March 31, 2008, at $248.8 million ($61.7 million in-house and $187.1 million outsourcing).

Cash provided by operations totaled $181.0 million in the current year compared to $174.2 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year ended June 30,
	2008	2007

Net income	$104,222	$104,681
Non-cash expenses	70,762	56,348
Change in receivables	(2,913)	(28,853)
Change in deferred revenue	5,100	24,576
Change in other assets and liabilities	3,830	17,495

Net cash provided by operating activities	$181,001	$174,247

Cash used in investing activities for the fiscal year ended June 2008 was $102.1 million and includes payments for acquisitions of $48.1 million, plus $1.2 million in contingent consideration paid on prior years' acquisitions. During fiscal 2007, payments for acquisitions totaled $34.0 million, plus $5.3 million paid on earn-outs and other acquisition adjustments. Capital expenditures for fiscal 2008 were $31.1 million compared to $34.2 million for fiscal 2007. Cash used for software development in fiscal 2008 was $23.7 million compared to $20.7 million during the prior year.

Net cash used in financing activities for the current fiscal year is $101.9 million and includes the repurchase of 4.2 million shares of our common stock for $101.0 million, the payment of dividends of $24.7 million and $0.4 million net repayment on our revolving credit facilities. Cash used in financing activities was partially offset by proceeds of $20.4 million from the exercise of stock options and the sale of common stock and $3.8 million excess tax benefits from stock option exercises. During fiscal 2007, net cash used in financing activities included the repurchase of our common stock for $98.4 million and the payment of dividends of $21.7 million. As in the current year, cash used in fiscal 2007 was partially offset by proceeds from the exercise of stock options and the sale of common stock of $29.2 million, $4.6 million excess tax benefits from stock option exercises and $19.4 million net borrowings on revolving credit facilities.

About Jack Henry & Associates

Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States, and has more than 8,800 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on August 20th; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		%	Twelve Months Ended		%
	June 30,		Change	June 30,		Change

	2008	2007		2008	2007

REVENUE
License	$18,296	$24,346	-25%	$73,553	$76,403	-4%
Support and service	148,671	132,800	12%	580,334	501,722	16%
Hardware	21,734	23,731	-8%	89,039	88,342	1%

Total	188,701	180,877	4%	742,926	666,467	11%

COST OF SALES
Cost of license	2,419	2,080	16%	6,698	4,277	57%
Cost of support and service	94,282	82,014	15%	364,140	309,919	17%
Cost of hardware	16,337	18,366	-11%	64,862	65,469	-1%

Total	113,038	102,460	10%	435,700	379,665	15%

GROSS PROFIT	75,663	78,417	-4%	307,226	286,802	7%
Gross Profit Margin	40%	43%		41%	43%

OPERATING EXPENSES
Selling and marketing	14,836	13,311	11%	55,916	50,195	11%
Research and development	10,623	9,453	12%	43,326	35,962	20%
General and administrative	10,990	9,926	11%	43,775	40,617	8%

Total	36,449	32,690	11%	143,017	126,774	13%

OPERATING INCOME	39,214	45,727	-14%	164,209	160,028	3%

INTEREST INCOME (EXPENSE)
Interest income	190	786	-76%	2,145	3,406	-37%
Interest expense	(1,158)	(803)	44%	(1,928)	(1,757)	10%

Total	(968)	(17)	5594%	217	1,649	-87%

INCOME FROM CONTINUING BEFORE INCOME TAXES	38,246	45,710	-16%	164,426	161,677	2%

PROVISION FOR INCOME TAXES	12,950	16,297	-21%	59,139	56,033	6%

INCOME FROM CONTINUING OPERATIONS	25,296	29,413	-14%	105,287	105,644	0%

DISCONTINUED OPERATIONS
Loss from discontinued operations	(3,090)	(486)	536%	(4,175)	(1,474)	183%
Income tax benefit	2,714	174	1460%	3,110	511	509%

Loss on discontinued operations	(376)	(312)	21%	(1,065)	(963)	11%

NET INCOME	$24,920	$29,101	-14%	$104,222	$104,681	0%

Continuing operations	$0.29	$0.32		$1.17	$1.15
Discontinued operations	(0.00)	(0.00)		(0.01)	(0.01)

Diluted net income per share	$0.28	$0.32		$1.16	$1.14

Diluted weighted avg shares outstanding	88,145	91,237		89,702	92,032

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	June 30,		% Change

	2008	2007
Cash, cash equivalents and investments	$66,562	$89,606	-26%
Receivables	213,947	209,242	2%
TOTAL ASSETS	1,021,044	999,340	2%

Accounts payable and accrued expenses	$58,623	$64,283	-9%
Note payable	70,177	70,503	0%
Deferred revenue	223,594	212,556	5%
Stockholder's Equity	601,451	598,365	1%

		(THIRTY)